                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                  ECOLLEGE.COM
                                ----------------
                                (Name of Issuer)




                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)




                                    27887E100
                                 --------------
                                 (CUSIP Number)





                                February 26, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 8 pages

CUSIP NO. 27887E100                    13G                     PAGE 2 OF 8 PAGES
         -----------

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            AT&T Corp.                                  13-4924710
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)
            (b)
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                               Page 2 of 8 pages
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CUSIP NO. 27887E100                    13G                     PAGE 3 OF 8 PAGES
         -----------

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            MediaOne Group, Inc.                          91-2047743
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)
            (b)
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                               Page 3 of 8 pages

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CUSIP NO. 27887E100                    13G                     PAGE 4 OF 8 PAGES
         -----------

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            MediaOne of Colorado, Inc.                   84-1242269
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)
            (b)
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


                               Page 4 of 8 pages

CUSIP NO. 27887E100                    13G                     PAGE 5 OF 8 PAGES
         -----------

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            MediaOne Interactive Services, Inc.               84-1320963
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)
            (b)
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   0
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  0
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  0
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    0
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


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


         This amendment to the statement on Schedule 13G, filed on February 14, 2001 (the "Statement"), is being filed by AT&T Corp. ("AT&T"), MediaOne Group, Inc., a wholly owned subsidiary of AT&T ("MediaOne Group"), MediaOne of Colorado, Inc., a wholly owned subsidiary of MediaOne Group ("MediaOne of Colorado"), and MediaOne Interactive Services, Inc., a wholly owned subsidiary of MediaOne of Colorado ("MediaOne Interactive Services" and together with MediaOne Group, MediaOne of Colorado and MediaOne Interactive Services, the "MediaOne Subsidiaries") and relates to the Common Stock, par value $.01 per share (the "Common Stock"), of eCollege.com, a Delaware corporation (the "Issuer"). This amendment to the Statement is being filed to report that as of February 26, 2001, AT&T and the MediaOne Subsidiaries were beneficial owners of less than 5% of the outstanding shares of Common Stock of the Issuer, and as of February 27, 2001, AT&T and the MediaOne Subsidiaries were no longer the beneficial owners of any shares of Common Stock of the Issuer.


ITEM 1.
         (a)      NAME OF ISSUER

                  eCollege.com.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  10200 A East Girard Avenue
                  Denver, Colorado 80231

ITEM 2.
         (a)      NAME OF PERSONS FILING

                  AT&T Corp.
                  MediaOne Group, Inc.
                  MediaOne of Colorado, Inc.
                  MediaOne Interactive Services, Inc.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  AT&T's principal business office is located at 32 Avenue of the Americas, New York, NY 10013. MediaOne Group's, MediaOne of Colorado's and MediaOne Interactive Services' principal business office is located at 188 Inverness Drive West, 6th Floor, Englewood, Colorado 80112.

         (c)      CITIZENSHIP

                  AT&T Corp. - New York
                  MediaOne Group, Inc. - Delaware
                  MediaOne of Colorado, Inc. - Colorado
                  MediaOne Interactive Services, Inc. - Colorado

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par  value

         (e)      CUSIP NUMBER

                  27887E100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


              (a)   [ ] Broker or Dealer registered under Section 15 of the Act
                        (15 U.S.C. 78o);
              (b)   [ ] Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c);
              (c)   [ ] Insurance company as defined in section 3(a)19) of the
                        Act (15 U.S.C. 78c);


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              (d)   [ ] An investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8);
              (e)   [ ] An investment adviser in accordance with
                        Section 240.13d-1(b)(1)(ii)(E);
              (f)   [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
              (g)   [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);
              (h)   [ ] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
              (i)   [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3);
              (j)   [ ] Group, in accordance with
                        Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

As of February 26, 2001, each of AT&T and the MediaOne Subsidiaries was a beneficial owner of less than 5% of the outstanding shares of Common Stock of the Issuer, and as of February 27, 2001, each of AT&T and the MediaOne Subsidiaries was no longer the beneficial owner of any shares of Common Stock of the Issuer.

              (a)   Amount Beneficially Owned: 0
              (b)   Percent of Class: 0%
              (c)   Number of shares as to which such person has:
                    (i)      Sole power to vote or to direct the vote: -0-
                    (ii)     Shared power to vote or to direct the vote: -0-
                    (iii) Sole power to dispose or to direct the disposition of: -0-
                    (iv) Shared power to dispose or to direct the disposition of: -0-


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: April 10, 2001

                          AT&T CORP.

                          By: /s/   Robert S. Feit
                             ---------------------------------------------------
                                              Signature

                          Robert S. Feit, Assistant Secretary - AT&T Corp.
                          ------------------------------------------------------
                                              Name/Title

                          MEDIAONE GROUP, INC.

                          By: /s/  James N. Zerefos
                             ---------------------------------------------------
                                              Signature

                          James N. Zerefos, Assistant Secretary
                          ------------------------------------------------------
                                              Name/Title

                          MEDIAONE OF COLORADO, INC.

                          By: /s/  James N. Zerefos
                             ---------------------------------------------------
                                              Signature

                          James N. Zerefos, Assistant Secretary
                          ------------------------------------------------------
                                              Name/Title

                          MEDIAONE INTERACTIVE SERVICES, INC.

                          By: /s/  James N. Zerefos
                             ---------------------------------------------------
                                              Signature

                          James N. Zerefos, Assistant Secretary
                          ------------------------------------------------------
                                              Name/Title



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